EXHIBIT 5.1

[Letterhead of Kutak Rock LLP]

May 20, 2016

WFB Funding, LLC

One Cabela Drive

Sidney, Nebraska 69160

RE:	Cabela’s Credit Card Master Note Trust

Ladies and Gentlemen:

We have acted as special counsel to WFB Funding, LLC, a Nebraska limited liability company (the “LLC”), as registrant, Cabela’s Credit Card Master Note Trust (the “Issuing Entity”), as co-registrant, and Cabela’s Master Credit Card Trust (the “Master Trust”), as co-registrant, in connection with the preparation of and filing by the registrant and the co-registrants with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form SF-3, Registration Nos. 333-209766, 333-209766-01, and 333-209766-02, as amended (the “Registration Statement”), and the related prospectus (the “Prospectus”) registering: (i) series (each, a “Series”) of asset-backed notes secured by a beneficial interest in a pool of receivables arising under certain revolving credit card accounts (the “Notes”); and (ii) a Series 2004-1 Certificate (the “Series 2004-1 Certificate”), issued pursuant to the Second Amended and Restated Pooling and Servicing Agreement, dated as of December 6, 2013, among the LLC, as transferor, World’s Foremost Bank, as servicer (the “Servicer”), and U.S. Bank National Association, as trustee (the “Master Trust Trustee”), as further amended and restated pursuant to the Third Amended and Restated Pooling and Servicing Agreement, substantially in the form of Exhibit 4.4 to the Registration Statement (the “Pooling and Servicing Agreement”), as supplemented by the Series 2004-1 Supplement, dated as of April 14, 2004, among the LLC, the Servicer and the Master Trust Trustee (as heretofore amended, restated, supplemented or otherwise modified, and as further amended pursuant to the Third Amendment to Series 2004-1 Supplement, substantially in the form of Exhibit 4.8 to the Registration Statement, the “Series 2004-1 Supplement”). The Notes of a particular Series will be issued pursuant to the Amended and Restated Master Indenture, dated as of December 6, 2013, between the Issuing Entity and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”), as further amended and restated pursuant to the Second Amended and Restated Master Indenture, substantially in the form of Exhibit 4.2 to the Registration Statement (the “Master Indenture”), and a related Indenture Supplement, between the Issuing Entity and the Indenture Trustee, substantially in the form of Exhibit 4.3 to the Registration Statement (the “Indenture Supplement,” and together with the Master Indenture, the “Indenture”). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture. This opinion letter is furnished in accordance with the requirements of Item 14 of Form SF-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined executed copies of the Registration Statement, the forms and executed documents filed as exhibits to, or incorporated by reference into, the Registration Statement, and such other records, documents and instruments as we have deemed necessary for the purposes of the opinions set forth below (the “Transaction Documents”). In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

We have assumed for the purposes of the opinions set forth below that the Notes will be issued in Series created as described in the Registration Statement and that the Notes will, at your direction, be sold by the Issuing Entity for reasonably equivalent consideration. We have also assumed that the Transaction Documents (except with respect to the LLC, the Issuing Entity and the Master Trust with respect to such Transaction Documents executed as of the date of this opinion) will be duly authorized by all necessary corporate and limited liability company action. In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents constitute the legal, valid and binding obligations of all such parties (other than the LLC, the Issuing Entity and the Master Trust with respect to such Transaction Documents executed as of the date of this opinion), enforceable against such parties in accordance with their respective terms, and the factual representation of the LLC and its affiliates are correct. We have also assumed for purposes of the opinions expressed below that the Registration Statement, as finally amended (including any necessary post-effective amendments) will have been declared effective under the Act and such effectiveness shall not have been terminated or rescinded. We express no opinion with respect to any Series of Notes for which we do not act as counsel to you.

On the basis of the foregoing examination and assumptions, and upon consideration of the applicable law, it is our opinion that when each of the Transaction Documents for a Series of Notes has been duly and validly authorized, executed and delivered by each and every party thereto substantially in the form filed as an exhibit to the Registration Statement and the Notes of that Series have been duly issued, executed, authenticated and delivered in accordance with the Indenture and sold as contemplated in the Registration Statement, any amendment thereto, and the Prospectus relating thereto, such Notes will be legally issued and binding obligations of the Issuing Entity, subject to the effects of the Issuing Entity’s bankruptcy, insolvency or reorganization, fraudulent conveyance, moratorium, and other similar laws relating to or affecting creditors’ rights generally and general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealings and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefore may be brought.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

We do not express any opinion herein concerning any law other than the law of the State of Delaware, the law of the State of Nebraska with respect to instruments and agreements governed by the law of Nebraska, the law of the State of New York with respect to instruments and agreements governed by the law of New York and the federal law of the United States.

Very truly yours,

/s/ Kutak Rock LLP

Kutak Rock LLP